FOR IMMEDIATE RELEASE
Introgen Therapeutics Announces Key Regulatory Advance for ADVEXIN Program
Development to Be Discussed in Second Quarter 2006 Financial Results Conference Call
AUSTIN, TX, August 9, 2006 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today that the Company and the FDA have reached agreement to incorporate the use of Introgen’s biomarkers in the analysis of ADVEXIN clinical data in support of FDA approval of ADVEXIN p53 cancer therapy. Introgen recently presented prognostic biomarker data identifying patients with statistically significant increased survival and disease control following ADVEXIN therapy.
Max Talbott, Introgen’s senior vice president of Worldwide Commercial Development and Regulatory Affairs stated, “The use of Introgen’s prognostic biomarkers for clinical data analysis is a key regulatory element in positioning ADVEXIN therapy for FDA approval. We now plan to use the biomarkers to analyze our phase 3 patient data. The FDA has previously told the company that its Phase 3 trial data may be used for interim efficacy analyses.”
During the quarter Introgen also advanced its research and development and clinical trial programs. Introgen reported its financial results were in line with expectations and guidance for the quarter ended June 30, 2006. During the quarter, Introgen used cash, cash equivalents and short-term investments of $5.9 million to conduct its operations. Introgen’s cash, cash equivalents, marketable securities and short-term investments were $23.4 million at June 30, 2006.
Revenue was $98,000 for the quarter ended June 30, 2006, compared to revenue of $225,000 for the quarter ended March 31, 2006 and $336,000 for the quarter ended June 30, 2005. Operating expense was $8.2 million for the quarter ended June 30, 2006 and $8.8 million for the quarter ended March 31, 2006, which includes $1.6 million and $2.2 million, respectively, of expense related to stock options primarily resulting from the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payments.” Operating expense was $7.7 million for the quarter ended June 30, 2005, including $711,000 of expense related to stock options.
Introgen reported a net loss of $7.7 million, or $0.21 per share, for the quarter ended June 30, 2006. These results compare to a net loss of $8.2 million, or $0.22 per share, for the previous quarter ended March 31, 2006 and a net loss of $7.1 million, or $0.23 per share, for the comparable quarter ended June 30, 2005.
Introgen reported a net loss of $15.9 million, or $0.43 per share, for the six months ended June 30, 2006. These results compare to a net loss of $13.3 million, or $0.43 per share, for the six months ended June 30, 2005. Revenue was $323,000 for the six months ended June 30, 2006, compared to revenue of

$845,000 for the six months ended June 30, 2005. Operating expense was $17.0 million for the six months ended June 30, 2006, which includes $3.8 million of expense related to stock options primarily resulting from the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payments.” Operating expense was $14.8 million for the six months ended June 30, 2005, including $799,000 of expense related to stock options.
Quarterly Conference Call
Introgen has scheduled a conference call to discuss regulatory developments and financial results at 4:30 p.m. Eastern Time today. Introgen invites interested investors to listen to the call which will be carried live on its Web site at www.introgen.com. The call may also be accessed by dialing 1-877-616-4476 or 1-706-679-7372. For those unable to listen to the broadcast the call will be archived on Introgen’s website.
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its research programs and clinical development program for treatment of cancer or other diseases and Introgen’s financial performance. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	JUNE 30,	DECEMBER 31,
	2006	2005
	(Unaudited)
	(Thousands)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	21,476	33,122

MARKETABLE SECURITIES	1,901	2,892

OTHER CURRENT ASSETS	347	297

PROPERTY AND EQUIPMENT, NET	5,741	6,181

GRANT RIGHTS ACQUIRED	0	163

OTHER ASSETS	303	326

TOTAL ASSETS	$29,768	$42,981

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,743	$6,782

NOTES PAYABLE, NET OF CURRENT PORTION	7,709	7,784

OTHER LONG TERM LIABILITIES	1,425	1,404

TOTAL LIABILITIES	15,877	15,970

TOTAL STOCKHOLDERS’ EQUITY	13,891	27,011

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,768	$42,981

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2006	2005	2006	2005
	(Thousands except per share information.)

CONTRACT SERVICES, GRANT AND OTHER REVENUE	$98	$336	$323	$845

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	4,896	5,700	9,942	10,939
GENERAL AND ADMINISTRATIVE	3,273	2,006	7,069	3,816

TOTAL OPERATING EXPENSES	8,169	7,706	17,011	14,755

LOSS FROM OPERATIONS	(8,071)	(7,370)	(16,688)	(13,910)

INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	380	309	778	618

NET (LOSS)	($7,691)	($7,061)	($15,910)	($13,292)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.21)	($0.23)	($0.43)	($0.43)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	37,214	31,182	37,197	30,963